                                                                EXHIBIT 23.1
                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 13, 1996 with respect to the consolidated balance sheets of Walbro Corporation and Subsidiaries as of December 31, 1995, 1994 and 1993 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, which is included or incorporated by reference in the Registration Statement (Form S-3, No. 333-18317) and related Prospectus of Walbro Corporation and Walbro Capital Trust for the registration of Convertible Trust Preferred Securities and to the reference to our firm under the caption "Experts" included therein.

Detroit, Michigan                               ARTHUR ANDERSEN LLP
January 28, 1997